Exhibit 12.1
                                                                       1/14/2004


                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2002
                     and the year to date September 30, 2003


                                                                                                                           Nine
                                                                                                                          Months
                                                                                                                           Ended
                                                                           Year ended December 31,                     September 30,
                                                  ----------------------------------------------------------------------------------
                                                      1998          1999           2000          2001         2002          2003
                                                      ----          ----           ----          ----         ----          ----
                                                  -------------------------------Thousands of Dollars-------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                      $  976,879    $  896,272     $  921,856    $  976,318    $  977,583    $  875,926
  Interest expense, net of amounts capitalized       218,562       196,953        211,410       185,232       169,417       137,608
  Distrib on shares subj to mandatory redemption      54,327        65,774         59,104        59,104        62,553        44,756
  AFUDC - Debt funds                                   7,117        12,429         23,396        13,574         8,405         3,975
                                                  ----------    ----------     ----------    ----------    ----------    ----------
         Earnings as defined                      $1,256,885    $1,171,428     $1,215,766    $1,234,228    $1,217,958    $1,062,265
                                                  ==========    ==========     ==========    ==========    ==========    ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Interest  on long-term  debt                    $  182,879    $  164,375     $  171,994    $  162,546    $  138,850    $  116,967
  Interest on affiliated loans                             0             0              0        12,389         9,793         3,028
  Interest on interim  obligations                    12,213        19,787         28,262        12,693         3,074             0
  Amort of debt disc, premium  and expense, net       13,378        15,127         14,257        15,106        16,108        11,745
  Other interest  charges                             17,209        10,094         20,292        (3,929         9,996         9,843
  Distrib on shares subj to mandatory redemption      54,327        65,774         59,104        59,104        62,553        44,756
                                                  ----------    ----------     ----------    ----------    ----------    ----------
         Fixed charges as defined                 $  280,006    $  275,157     $  293,909    $  257,909    $  240,374    $  186,339
                                                  ==========    ==========     ==========    ==========    ==========    ==========



RATIO OF EARNINGS TO FIXED CHARGES                      4.49          4.26           4.14          4.79          5.07          5.70
                                                        ====          ====           ====          ====          ====          ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.